OFFER TO PURCHASE FOR CASH
                     UP TO 40,000 SHARES OF COMMON STOCK OF

                                   CARC, INC.

                             AT $5.00 NET PER SHARE

--------------------------------------------------------------------------------
      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON
         MONDAY, MARCH 28, 2005, UNLESS THE OFFER IS EXTENDED OR EARLIER
                                   TERMINATED.
--------------------------------------------------------------------------------

CARC, Inc. ("CARC") is offering to purchase up to 40,000 shares of its common stock at a price of $5.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions specified in this offer to purchase and related letter of transmittal.

Our offer is conditioned on, among other things, there being validly tendered and not withdrawn shares from a sufficient number of record holders of our common stock such that fewer than 500 holders of record remain after purchase of the shares. Because CARC is not listed on a national securities exchange and our total assets have not exceeded $10,000,000 at the end of each of our three most recent fiscal years, we can terminate our reporting and other public company obligations under the Securities Exchange Act of 1934 if we have fewer than 500 record holders. (We currently have 536 shareholders of record.) The primary purpose of this offer is to reduce the number of our holders of record to below 500 in order to terminate our reporting and other public company-related obligations and expenses. See Section 7 for a description of this and certain other conditions to our offer. See Section 1 for a description of our purposes in making the offer.

In this offer, you may tender all, some or none of your shares. Because our stockholders agreement provides that priority access to our health care facility and apartment project stems from ownership of the 1,000 shares of stock subscribed for, the sale of only a portion of your stock may be disadvantageous to you, in that you would lose your priority access (i.e., your priority in entering any portion of CARC's facilities or moving from one portion of the facilities to another) without receiving payment for all of your shares. TO REDUCE THIS RISK, WE HAVE INCLUDED AN "ALL OR NOTHING" CONDITIONAL TENDER
OPTION: IF YOU DECIDE TO TENDER ALL YOUR SHARES, YOU MAY ELECT TO HAVE YOUR SHARES ACCEPTED ON AN ALL-OR-NOTHING BASIS.

When our offer expires and all conditions to our offer are satisfied or waived, if the number of shares tendered is not more than 40,000 we will purchase all those shares. If the number of shares tendered exceeds 40,000, all conditions are satisfied or waived, and at least some shareholders tender their shares on an all-or-nothing basis, then we will purchase shares:

     o First, from all holders who have not elected to have shares tendered conditionally on an all-or-nothing basis (as we are required to do by federal securities regulations), on a pro rata basis if the number of unconditionally tendered shares exceeds 40,000, and

     o Second, by lot from holders who have elected to have shares tendered conditionally on an all-or-nothing basis.

If no shareholders tender their shares on an all-or-nothing basis and more than 40,000 shares are tendered, then, subject to satisfaction or waiver of all conditions to the offer, shares will be purchased on a pro rata basis according to the number of shares tendered by each shareholder. (Because one condition to the offer is the reduction of the number of holders of record to below 500, it is unlikely that the offer would be consummated in this situation.)

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or not tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                  ____________

             The date of this offer to purchase is February 25, 2005

                              IMPORTANT PROCEDURES

Shareholders desiring to tender all or any portion of their shares should complete and sign the enclosed letter of transmittal and enclose all the documents required by it and its instructions, including share certificates and any required signature guarantees, and mail or deliver them to us at the address listed on the back cover of this document.

We are not aware that any shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, but if your shares are registered in a nominee's name, you should contact the nominee and ask how to instruct the nominee to tender your shares. Also, please contact us if you are unable to locate your stock certificate and wish to tender shares.

IF YOU WISH TO ELIMINATE THE CHANCE THAT ONLY A PORTION OF YOUR SHARES WILL BE PURCHASED (WHICH WOULD ELIMINATE YOUR PRIORITY ACCESS TO OUR FACILITIES WITHOUT PAYMENT FOR ALL OF YOUR SHARES), YOU SHOULD:

         (1)    TENDER ALL OF YOUR SHARES AND

         (2) CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "CHECK HERE IF YOUR SHARES ARE BEING TENDERED CONDITIONALLY ON AN ALL-OR-NOTHING BASIS."

This offer to purchase and the related letter of transmittal contain important information that should be read before any decision is made with respect to our offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER TO PURCHASE OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.

Questions and requests for assistance, including requests for additional copies of this offer to purchase and the letter of transmittal, may be directed to Warren Wagner, our President, at the address and telephone number set forth below and on the back cover of this offer to purchase.

                                   CARC, INC.
                                 500 Downs Loop
                          Clemson, South Carolina 29631

                                 (864) 654-1859


                                TABLE OF CONTENTS

Section                                                                                                           Page
-------                                                                                                           ----

SUMMARY TERM SHEET..................................................................................................1

THE OFFER...........................................................................................................5

         Section 1. Purpose of the Offer; Certain Effects of the Offer..............................................5

         Section 2. Number of Shares; Proration.....................................................................6

         Section 3. "All-or-Nothing" Conditional Tender of Shares...................................................7

         Section 4. Procedure for Tendering Shares..................................................................7

         Section 5. Withdrawal Rights...............................................................................9

         Section 6. Acceptance for Payment of Shares and Payment of Purchase Price..................................9

         Section 7. Conditions of the Offer........................................................................10

         Section 8. Price of Shares................................................................................11

         Section 9. Source and Amount of Funds.....................................................................12

         Section 10. Information Concerning CARC...................................................................12

         Section 11. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares...........12

         Section 12. Legal Matters; Regulatory Approvals...........................................................14

         Section 13. Federal Income Tax Consequences...............................................................14

         Section 14. Extension of Tender Period; Termination; Amendments...........................................15

         Section 15. Solicitation Fees and Expenses................................................................15

         Section 16. Where You Can Obtain Additional Information...................................................16

         Section 17. Miscellaneous.................................................................................16




                               SUMMARY TERM SHEET

CARC, Inc. (hereinafter, "we," "our," "us") is providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

We are offering to purchase up to 40,000 shares of our outstanding common shares. See Section 10.

WHAT IS THE PURCHASE PRICE?

The price we are offering is $5.00 per share, net to the sellers in cash, without interest. This price was determined by our board of directors because it represents the standard subscription and sales price for a share of our common stock. See Section 8.

HOW AND WHEN WILL I BE PAID?

If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period. There may be tax consequences to receiving this payment. See Sections 6 and 13.

HOW MANY SHARES WILL YOU PURCHASE IN ALL?

We will purchase up to 40,000 shares in our offer, or approximately 7.5% of our outstanding common stock. While our offer is not conditioned on any minimum number of shares being tendered, it is conditioned on reduction of holders of record to below 500 as a consequence of the offer. See Section 7.

IF I TENDER MY SHARES, HOW MANY OF MY SHARES WILL YOU PURCHASE?

All the shares that you tender in our offer may not be purchased. If more than 40,000 shares are tendered, we will purchase shares based on the following order of priority. If all conditions are satisfied or waived, and at least some shareholders tender their shares on an all-or-nothing basis, then we will purchase shares:

     o First, from all holders who have not elected to have shares tendered conditionally on an all-or-nothing basis (as we are required to do by federal securities regulations), on a pro rata basis if the number of unconditionally tendered shares exceeds 40,000, and

     o Second, by lot from holders who have elected to have shares tendered conditionally on an all-or-nothing basis.

If no shareholders tender their shares on an all-or-nothing basis and more than 40,000 shares are tendered, then, subject to satisfaction or waiver of all conditions to the offer, shares will be purchased on a pro rata basis according to the number of shares tendered by each shareholder. (Because one condition to the offer is the reduction of the number of holders of record to below 500, it is unlikely that the offer would be consummated in this situation.)

We will announce any proration percentage, if it is necessary, after our offer expires. See Section 2.

CAN I CHOOSE TO TENDER ONLY SOME OF MY SHARES?

Yes. In this offer, you may tender all, some or none of your shares.

Because CARC's stockholders agreement provides that priority access to our health care facility and apartment project stems from ownership of the stock subscribed for (i.e., 1,000 shares), the sale of only a portion of your stock may be disadvantageous to you, in that you would lose your priority access (i.e., your priority in entering any portion of CARC's facilities or moving from one portion of the facilities to another) without receiving payment for all of your shares. TO REDUCE THIS RISK, WE HAVE INCLUDED AN "ALL OR NOTHING" CONDITIONAL TENDER OPTION: If you decide to tender all your shares, you may elect to have your shares accepted on an all-or-nothing basis by following the procedures outlined in Important Procedures and in the letter of transmittal. See Section 3.

IS THIS THE FIRST STEP IN A "GOING PRIVATE" TRANSACTION.

Technically, this is not a "going private" transaction because we are not seeking to reduce the number of holders of record below 300, which would require additional disclosure obligations under applicable securities laws. However, the purpose (and, if it is successful, the effect) of our offer will be to reduce the holders of record below 500. Because of CARC's situation, reducing the number of holders of record will permit us to terminate our reporting and other public-company obligations, which should lead to a significant reduction in our expenses. See Section 1.

HOW WILL YOU PAY FOR THE SHARES?

We would need $200,000 to purchase 40,000 shares, and we expect to incur approximately $25,000 in transaction costs. We will use cash on hand to pay for the shares we purchase in this offer. See Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES?

You may tender your shares until our offer expires. Right now, the offer is scheduled to expire on March 28, 2005 at 5:00 p.m., Eastern Time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See Sections 4 and 14.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE OFFER?

If our offer is extended, we will make a public announcement before 9:00 a.m., Eastern Time, on the first business day after the offer was scheduled to expire. See Section 14.

WHAT ARE THE CONDITIONS TO THE OFFER?

Our offer is conditioned on, among other things, there being validly tendered and not withdrawn shares from a sufficient number of record holders of our common stock such that fewer than 500 holders of record remain after purchase of the shares. For a description of this and other conditions, see Section 7.

HOW DO I TENDER MY SHARES?

To tender your shares, you must follow the procedures described under "Important Procedures" on the inside front cover of this document before our offer expires.

You may also contact us for assistance. Our contact information appears on the outside back cover of this document. See Section 4 and the instructions in the letter of transmittal.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I CHANGE MY MIND?

Yes. If you tender your shares and change your mind, you may withdraw your offer, at any time before our offer expires. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, Eastern Time, on April 22, 2005. See Section 5. To withdraw your shares, you must timely deliver a written notice of your withdrawal to us at the address or facsimile number appearing on the outside back cover of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to us. See Section 5.

WHAT IS THE EFFECT OF SELLING MY SHARES?

If any of your shares are purchased in this offer, you will cease to share in the risks and rewards associated with that ownership in CARC as to those shares.

Because CARC's stockholders agreement provides that priority access to our health care facility and apartment project stems from ownership of the stock subscribed for (i.e., 1,000 shares), the sale of only a portion of your stock may be disadvantageous to you, in that you would lose your priority access (i.e., your priority in entering any portion of CARC's facilities or moving from one portion of the facilities to another) without receiving payment for all of your shares. TO REDUCE THIS RISK, WE HAVE INCLUDED AN "ALL OR NOTHING" CONDITIONAL TENDER OPTION: If you decide to tender all your shares, you may elect to have your shares accepted on an all-or-nothing basis by following the procedures outlined in Important Procedures and in the letter of transmittal. See Sections 1 and 3.

If none of your shares are purchased in the offer (either because you do not tender them or because more than 40,000 shares are tendered and yours are not selected for purchase), you will continue to be an owner of CARC with the attendant risks and rewards, notably including priority access to our facilities. See Section 1.

WHAT DO YOU AND THE BOARD OF DIRECTORS THINK ABOUT THIS OFFER?

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors is making any recommendation regarding whether you should tender or not tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your financial or tax advisor.

WHAT IS A RECENT MARKET PRICE OF MY SHARES?

There is no established trading market for our common stock, and we serve as our own transfer agent. The most recent subscription price for 1,000 shares of our common stock was $5,000, the most recent sale price was $5,000 and, based on our audited financial statements for fiscal 2004, the book value of our stock was $5,256 per block of 1,000 shares. In 2004, the retirement facility that we operate was appraised at a value of $8.36 million. Net of long-term debt on the facility ($2.67 million), this would represent $10,612 per block of 1,000 shares. We do not represent that the amount being offered is the fair market value of the stock or that it reflects the current value of the facility that we own. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I TENDER MY SHARES TO YOU?

If you are a registered stockholder and tender your shares directly to us, you will not need to pay any brokerage commissions. We believe that no stockholders hold shares through a broker or a bank; however, if you do hold shares through a broker or bank, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See Section 6.

If you instruct us in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See
Section 6.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES TO YOU?

Generally, you will be subject to United States federal income taxation when you receive cash from us for the shares you tender. If you hold your shares as a capital asset and have held them longer than one year, the cash you receive will be treated as a sale or exchange eligible for long-term capital gains treatment. See Section 13.

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

You may contact Warren Wagner, our President, if you have questions about the offer. Our contact information appears on the outside back cover of this document.

                                    THE OFFER

SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

We have decided to commence this offer primarily to terminate the registration of our common stock under the Securities Exchange Act of 1934 (the "Exchange Act"). As a reporting "small business" company under the Exchange Act, we are obligated to prepare and file with the SEC annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy and other materials. We are subject to the regulatory requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations promulgated under the Sarbanes-Oxley Act. With the enactment of the Sarbanes-Oxley Act, the costs to us of continuing to be a reporting company have become significant. The cost of periodic reporting and the incipient costs of evaluating the effectiveness of and documenting our system of internal control over financial reporting required by the SEC rules and regulations promulgated under the Sarbanes-Oxley Act is disproportionately more burdensome to us given our market capitalization and revenues compared to larger public companies. Compliance with the Sarbanes-Oxley Act would mean significant increases in our annual accounting and legal costs simply for being a reporting company.

Since the enactment of the Sarbanes-Oxley Act, we have been weighing the increased costs and compliance burdens associated with being a public company against the value to us of remaining a reporting company. We believe that we derive little benefit from our status as a reporting company, especially given that our stock is not traded in any market.

In addition, management devotes a significant amount of time and attention to the preparation of the periodic and current reports required under the Exchange Act and to compliance with the SEC rules and regulations promulgated under the Sarbanes-Oxley Act. Management believes this time could be spent more efficiently on operating our business and evaluating business opportunities.

One of the conditions to this offer is that we have fewer than 500 record holders of common stock upon the completion of this offer. See Section 7. Because our common stock is not listed on a national securities exchange and our total assets have not exceeded $10,000,000 at the end of each of our three most recent fiscal years, we can terminate the registration of our common stock and suspend our reporting and other public company obligations under the Exchange Act if we have fewer than 500 record holders. Accordingly, upon completion of this offer we intend to terminate the registration of our common stock under the Exchange Act and cease being a reporting company.

After we terminate the registration of our common stock, we will no longer be required to file periodic or current reports or proxy materials with the SEC and will no longer be subject to many of the regulations imposed by the SEC pursuant to the Sarbanes-Oxley Act. We expect that deregistration will result in significant savings to us by the elimination of the costs associated with public-company reporting and other requirements and will allow our management to spend more time on business matters that bear a direct relationship to our operations. We believe that these cost and other savings will ultimately benefit all of our remaining shareholders. In keeping with good business practices, we will continue to prepare financial quarterly financial statements and audited annual financial statements and will circulate this information to our shareholders in our newsletter consistent with past practice.

Following completion of the offer, the continued suspension of our reporting obligations under the Exchange Act would depend on our continuing to have under $10,000,000 in total assets and fewer than 500 holders of record on the first day of each fiscal year. As a result, we would have to monitor our asset and shareholder levels and would have to resume reporting obligations if these levels were to rise above the threshold amount.

Each shareholder must make his or her own decisions as to the value of the shares, and as to the relative benefits of tendering in the offer or retaining the shares for the benefits they provide with respect to priority access to our facilities or the possibility of increased value in the future in light of his or her own financial position and investment objectives. Our board of directors desires to make this opportunity to achieve liquidity available to the shareholders, but makes no recommendation as to whether any shareholder should tender his or her shares.

Shareholders who do not tender any of their shares or whose shares are tendered but not selected for purchase pursuant to the offer will continue to be owners of CARC with the attendant risks and rewards associated with owning our equity securities - we believe that a principal reward of owning our securities is the priority access to our facility afforded by CARC's stockholders agreement.

Shareholders who tender some or all of their shares will cease to have the risks and rewards associated with ownership of CARC as to those shares. Because CARC's stockholders agreement provides that priority access to our health care facility and apartment project stems from ownership of the stock subscribed for (i.e., 1,000 shares), the sale of only a portion of your stock may be disadvantageous to you, in that you would lose your priority access (i.e., your priority in entering any portion of CARC's facilities or moving from one portion of the facilities to another) without receiving payment for all of your shares. TO REDUCE THIS RISK, WE HAVE INCLUDED AN "ALL OR NOTHING" TENDER OPTION: If you decide to tender all your shares, you may elect to have your shares accepted on an all-or-nothing basis by following the procedures outlined in Important Procedures and in the letter of transmittal.

Following the offer we may repurchase shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date of this offer. Any future purchases of shares by us would depend on many factors, including the availability of shares for purchase, price of the shares, our business and financial position, and general economic and market conditions. Shares we acquire pursuant to the offer will become authorized and unissued shares and thus will be available for us to issue without further shareholder action, except as required by applicable law, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

SECTION 2. NUMBER OF SHARES; PRORATION

Offer and Purchase Price. Upon the terms and subject to the conditions described herein and in the letter of transmittal, we will purchase up to 40,000 shares of our common stock that are validly tendered on or prior to the expiration date of the offer, and not properly withdrawn in accordance with Section 5, at a price of $5.00 per share, net to the sellers in cash, without interest. The offer will expire on the later of 5:00 p.m., Eastern Time, on March 28, 2005, or the latest time and date to which the offer is extended pursuant to Section 14 (the "expiration date"). On February 24, 2005 there were 536,000 shares issued and outstanding and no outstanding stock options.

If (i) we increase or decrease the price to be paid for the shares, increase the number of shares being sought by more than 2% of the outstanding shares, or decrease the number of shares being sought; and (ii) the offer is scheduled to expire earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the offer will be extended until that tenth business day. Copies of this offer to purchase and the related letter of transmittal are being mailed to record holders of shares; based on our shareholder list, no shares are held in the names of nominees.

All shares not purchased pursuant to this offer, including shares not purchased because of proration or because they were conditionally tendered on an "all-or-nothing" basis and not accepted for purchase, will be returned to the tendering shareholders at our expense promptly following the expiration date.

Priority of Purchases. Upon the terms and subject to the conditions of this offer, if 40,000 (or such greater number of shares as we may elect to purchase) or fewer shares have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase all the shares. Upon the terms and subject to the conditions of this offer, if more than 40,000 shares (or such greater number of shares as we may elect to purchase) have been validly tendered and not withdrawn on or prior to the expiration date, and at least some shareholders tender their shares on an all-or-nothing basis, we will purchase shares:

     o First, from all holders who have not elected to have shares tendered conditionally on an all-or-nothing basis (as we are required to do by federal securities regulations), on a pro rata basis if the number of unconditionally tendered shares exceeds 40,000, and

     o Second, by lot from holders who have elected to have shares tendered conditionally on an all-or-nothing basis.

If no shareholders tender their shares on an all-or-nothing basis and more than 40,000 shares are tendered, then, subject to the satisfaction or waiver of the conditions to this offer, shares will be purchased on a pro rata basis according to the number of shares tendered by each shareholder. (Because one condition to the offer is the reduction of the number of holders of record to below 500, it is unlikely that the offer would be consummated in this situation.) If proration would result in fractional shares, the number of shares will be rounded up or down to result in the purchase of whole shares rather than fractional shares from each shareholder.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares unconditionally tendered by all shareholders. We will determine the final proration factor and commence payment for any shares purchased pursuant to the offer promptly following the expiration date.

SECTION 3. "ALL OR NOTHING" CONDITIONAL TENDER OF SHARES

Because our stockholders agreement provides that priority access to our health care facility and apartment project stems from ownership of at least 1,000 shares, the amount initially subscribed for, the sale of only a portion of your stock may be disadvantageous to you, in that you would lose your priority access (i.e., your priority in entering any portion of CARC's facilities or moving from one portion of the facilities to another) without receiving payment for all of your shares.

TO REDUCE THIS RISK, WE HAVE INCLUDED AN "ALL OR NOTHING" CONDITIONAL TENDER
OPTION: If you decide to tender all your shares, you may elect to have your shares accepted on an all-or-nothing basis. Any shareholder desiring to make a conditional tender on an all-or-nothing basis must tender all shares owned beneficially and of record by such shareholder and must check the box captioned "Check here if your shares are being tendered conditionally on an all-or-nothing basis" in the letter of transmittal.

If more than 40,000 shares are tendered, we will purchase shares based on the following order of priority. If all conditions are satisfied or waived, and at least some shareholders tender their shares on an all-or-nothing basis, then we will purchase shares:

     o First, from all holders who have not elected to have shares tendered conditionally on an all-or-nothing basis (as we are required to do by federal securities regulations), on a pro rata basis if the number of unconditionally tendered shares exceeds 40,000, and

     o Second, by lot from holders who have elected to have shares tendered conditionally on an all-or-nothing basis.

If no shareholders tender their shares on an all-or-nothing basis and more than 40,000 shares are tendered, then, subject to satisfaction or waiver of the conditions to the offer, shares will be purchased on a pro rata basis according to the number of shares tendered by each shareholder. (Because one condition to the offer is the reduction of the number of holders of record to below 500, it is unlikely that the offer would be consummated in this situation.)

SECTION 4. PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to the offer, a properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by us at our address set forth in the letter of transmittal and certificates for the shares to be tendered must be received by us at such address on or prior to the expiration date.

Signatures on a letter of transmittal need not be guaranteed if the letter of transmittal is signed by the registered holder of the shares and payment is to be made to the registered holder. Otherwise, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution."

The method of delivery of shares and all other required documents is at the option and risk of the tendering shareholder. If delivery is by mail, we recommend that you use registered mail with return receipt requested, properly insured. In all cases sufficient time should be allowed to assure timely delivery.

To prevent United States federal income tax backup withholding equal to 28% of the gross payments made pursuant to the offer, each tendering shareholder must provide us with the shareholder's correct taxpayer identification number and certain other information by properly completing the substitute Form W-9 included in the letter of transmittal. We do not believe that we have any non-U.S. shareholders, but if you are a shareholder who is not a U.S. citizen, please contact us. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13. Each shareholder is urged to consult with his or her own tax advisor regarding his or her qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

All questions as to the form of documents, the number of shares to be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares that we determine are not in proper form or the acceptance for payment of or payment for shares that may, in the opinion of our counsel, be unlawful.

We also reserve the absolute right to waive any defect or irregularity in any tender of any particular shares. If we waive any defect or irregularity in one tender, we will also waive that defect or irregularity with respect to all other tenders. Neither CARC nor any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

Lost Stock Certificates. If your certificate(s) for part or all of your shares of common stock has been lost, stolen, misplaced or destroyed, you should contact Wanda Palmer at (864)654-1155 and ask for a "lost stock certificate affidavit" and instructions. This lost stock certificate affidavit will be required to be submitted, together with the letter of transmittal, in order to receive payment for shares of our common stock tendered and accepted. Please provide us with your return address and a telephone number at which you can be reached.

SECTION 5. WITHDRAWAL RIGHTS

Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after April 22, 2005 (40 business days from the commencement of the offer), unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, we are delayed in purchasing shares or we are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 5, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

Withdrawal of Shares. For a withdrawal of tendered shares to be effective, the shareholder must provide a written, telegraphic or facsimile transmission notice of withdrawal to us at our address set forth in the letter of transmittal, which notice must contain: (A) the name of the person who tendered the shares and the number of shares tendered; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of the shareholder executed in the same manner as the original signature on the letter of transmittal, including a signature guarantee if such original signature was guaranteed; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 6. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will, subject to the proration and "all-or-nothing" conditional tender provisions of the offer, accept for payment and pay the purchase price for all shares validly tendered and not withdrawn. We will pay for shares that we have purchased under our offer by transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by us of certificates for such shares and a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other required documents. If certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares not purchased, including shares not purchased because of proration and shares that were conditionally tendered and not accepted, will be returned or issued to the tendering shareholder promptly following the expiration date without expense to the tendering shareholder.

We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder, (ii) a portion of the shares not tendered or not purchased are to be delivered to, or, are to be registered in the name of, any person other than the registered holder, or (iii) tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, then in each case the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See instruction 6 to the letter of transmittal.

If you tender your shares to us you will not have to pay any brokerage commissions, fees or similar expenses to us. If you hold shares through a broker or other nominee and your broker or nominee tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should ask your broker or other nominee whether they will charge a fee to tender your shares.

Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Sections 4 and 13.

SECTION 7. CONDITIONS OF THE OFFER

Notwithstanding any other provision of the offer and subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, we will not be required to accept for payment or pay for any shares, and may terminate or amend and may postpone the acceptance for payment or payment for tendered shares, if (i) at the expiration of the offering period, there have not been tendered and not withdrawn shares from a sufficient number of record holders of our common stock such that fewer than 500 holders of record remain after purchase of the shares, and this condition has not been waived or (ii) on or after February 25, 2005, and at or prior to the time of payment for any shares (whether or not any shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur (other than as a result of our action or omission):

     o there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares pursuant to the offer or otherwise in any manner relates to or affects the offer or
          (ii) in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair our ability to purchase up to 40,000 shares in the offer;

     o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to CARC, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the shares, (iii) materially impair CARC's ability to purchase up to 40,000 shares in the offer or (iv) materially and adversely affect our business, condition, financial or other, income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

     o it shall have been publicly disclosed or we shall have learned that any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise;

     o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) a 10% or greater decrease in the New York Stock Exchange Composite Index, the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, in each case measured from the close of trading on February 24, 2005, the last trading day prior to commencement of the offer through the last full trading day prior to the expiration of this offer, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

     o a tender or exchange offer with respect to some or all of the shares, other than the offer, or a merger, acquisition or other business combination proposal for us, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d)(3) of the Exchange Act;

     o there shall have occurred any event or events that have resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened material adverse change in our business, condition, financial or other, income, operations, stock ownership or prospects; and, for each of the foregoing,

     o in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment or payment for the shares in the offer.

The foregoing conditions are for our reasonable benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than an action or omission of CARC), and any such condition may be waived by us, in whole or in part, at any time and from time to time at or before the expiration date in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time at or before the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.

SECTION 8. PRICE OF SHARES

There is no established trading market for our common stock, and we serve as our own transfer agent. The most recent subscription price for 1,000 shares of our common stock was $5,000, the most recent sale price was $5,000 and, based on our audited financial statements for fiscal 2004, the book value of our stock was $5,256 per block of 1,000 shares. In 2004, the retirement facility that we operate was appraised at a value of $8.36 million. Net of long-term debt on the facility ($2.67 million), this would represent $10,612 per block of 1,000 shares. We do not represent that the amount being offered is the fair market value of the stock or that it reflects the current value of the facility that we own.

SECTION 9. SOURCE AND AMOUNT OF FUNDS

Assuming that we purchase 40,000 shares pursuant to the offer at a purchase price of $5.00 per share, net to the sellers in cash, we expect the maximum aggregate cost of the offer, including all fees and expenses, to be approximately $225,000. We have sufficient resources to pay this amount and will pay these funds from our cash on hand.

The terms of the mortgage loan on CARC's facilities required us to obtain the lender's consent to our making this offer, and we have obtained the consent. We believe that payment of the cost of this offer will not affect our liquidity or capital resources in any material way, including any plans for capital improvements.

SECTION 10. INFORMATION CONCERNING CARC

CARC operates a retirement community in Clemson, South Carolina, which includes residential apartments, an accredited health care center and related recreational and social facilities. Our principal executive offices are located at 500 Downs Loop, Clemson, South Carolina 29631, telephone (864) 654-1155.

We file annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

SECTION 11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

As of February 24, 2005, we had 536,000 shares of common stock issued and outstanding and no outstanding stock options. The 40,000 shares that we are offering to purchase represent approximately 7.5% of the outstanding shares. As of February 24, 2005, our directors and executive officers as a group, consisting of 10 persons, beneficially owned an aggregate of 10,000 shares, representing approximately 1.9% of the outstanding shares. Our directors, officers and employees who own shares may participate in the offer on the same basis as our other shareholders. We expect that none of our directors or executive officers will tender their shares in the offer, although we have not sought confirmation from them as to their intention.

The following table sets forth as of February 24, 2005, the beneficial ownership of shares of all of our executive officers and directors:

Name                                   Sole Voting and              Shared Voting and         Percent
                                       Investment Power             Investment Power (1)      Of Class
----------------------------------------------------------------------------------------------------------------
Susan H. Davis                         -                            -                         -
Robert B. Atwater                      -                            1,000(1)(2)               *
Nell W. Carpenter                      -                            1,000(1)(2)               *
Robert G. Connors                      -                            1,000(1)(2)               *
Thomas Efland                          -                            1,000(1)                  *
Gaston Gage, Jr.                       -                            1,000(2)                  *
William Jones                                                       1,000(1)
Martha J. Robinson                     2,000                        -                         *
Florence S. Stewart                    -                            1,000(2)                  *
Warren W. Wagner                       1,000                        -                         *
*Indicates less than 1%

(1) Represents shares held in joint tenancy with spouse.
(2) Represents shares held in joint tenancy with a family member other than a spouse.

Assuming we purchase 40,000 shares pursuant to the offer, and none of our directors or executive officers tenders any shares pursuant to the offer (or none is accepted for purchase), then after the purchase of shares pursuant to the offer, our executive officers and directors as a group would own beneficially approximately 2.0% of the outstanding shares.

During the past 60 days, there have not been any transactions in our securities by us or by any of our officers, directors or affiliates.

All of the shareholders named above in the beneficial ownership chart (together with all other shareholders of CARC) are parties to a stockholders agreement which prohibits any transfer of shares of our common stock (except to a family member or by transfer by will or intestate succession) unless the owner of such shares first offers to CARC or CARC's designee the opportunity to acquire such shares at a per share price equal to the market value of a share of our common stock as of the end of the immediately preceding fiscal year (as determined by our board of directors and our certified public accountants) or $5.00 per share, whichever is greater. Shareholders holding 1,000 or more shares are given priority in admission to the health care facility and to apartment rentals. The stockholders agreement will terminate upon the bankruptcy, receivership or dissolution of the Company or upon the written agreement of the holders of 80% of the outstanding shares of common stock. The stockholders agreement may also be amended by unanimous recommendation of the board of directors and an affirmative vote of 80% or more of the holders of the common stock.

Except as described in this offer, neither CARC nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Except as disclosed in this offer, neither CARC nor our directors and executive officers have any current plans or proposals which relate to or would result in:

     o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving CARC;

     o    a purchase, sale or transfer of a material amount of our assets;

     o any material change in our present dividend rate or policy, or indebtedness or capitalization;

     o    any change in our present board of directors or management;

     o    any other material change in our corporate structure or business;

     o a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     o the acquisition by any person of additional CARC securities or the disposition of our securities; or

     o any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of CARC by any person.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein other than filings with the SEC in connection with this offer. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

SECTION 13. FEDERAL INCOME TAX CONSEQUENCES

General. The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of
Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

Each shareholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that shareholder of tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

Characterization of the Sale of Shares Pursuant to the Offer. The sale of shares by a shareholder pursuant to the offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. In general, if the shares have been held longer than one year, any gain will be taxable as long-term capital gain. Generally speaking, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the shares sold pursuant to the offer.

Additional Tax Considerations. Federal income tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year, currently 15 percent or less. In addition, stockholders should be aware that there are significant restrictions on the deductibility of capital losses. In particular, capital losses are generally deductible only to the extent the stockholder has capital gains in a given tax year, plus $3,000 in the case of individual stockholders.

Backup Withholding. See Section 4 with respect to the application of the United States federal income tax backup withholding.

The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering shareholder. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer.

SECTION 14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the offer is open by making a public announcement of it or by mailing written notice to each shareholder. However, we have no current intent to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in Section 5. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, by making a public announcement of it and (ii) at any time, or from time to time, to amend the offer in any respect. Amendments to the offer may be effected by public announcement or by a subsequent mailing to the shareholders. We shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any extension, termination or amendment, other than by making a public announcement or a subsequent mailing to all shareholders. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or change in percentage of securities sought, depends on the facts and circumstances, including the relative materiality of the change or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. Under Rule 13e-4(f)(1) of the Exchange Act, the offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of shares a notice that we will (a) increase or decrease the price we will pay for shares or (b) increase, except for an increase not exceeding 2% of the outstanding shares, or decrease the number of shares we seek.

SECTION 15. SOLICITATION FEES AND EXPENSES

We will be serving as our own information agent and depositary in this offer. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers; however, we are not aware that any shareholders hold shares through a nominee.

SECTION 16. WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Additional copies of this offer, the letter of transmittal or other tender offer materials may be obtained from us and will be furnished at our expense. Any questions concerning tender procedures may be directed to our President, Warren Wagner, at (864) 654-1859.

We will act as our own information agent in connection with the offer. We may contact shareholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee shareholders, if any, to forward materials and information concerning the offer to the beneficial owners. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. This statement and other information may be obtained at the same places as set forth in Section 10 with respect to information concerning CARC.

SECTION 17. MISCELLANEOUS

The offer is being made to all holders of shares. We are not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state.

No person has been authorized to make any recommendation on our behalf as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained herein or in the related letter of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.

                                   CARC, INC.
                                 500 DOWNS LOOP
                          CLEMSON, SOUTH CAROLINA 29631


                             For information, call:


                                 (864) 654-1859

      Questions and requests for assistance or for additional copies of this offer to purchase and the letter of transmittal may be directed to the attention of Warren Wagner, our President at the address and telephone number listed above. We are serving as our own information agent and depositary for this offer.